                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   ___________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)1

                Morgan Stanley Dean Witter Asia Pacific Fund Inc.
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    61744U106
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       Rule 13d-1(b)
       Rule 13d-1(c)
       Rule 13d-1(d)

--------------

     1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                       1

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----------------------                                    ----------------------
CUSIP No. 61744U106                 13G                      Page 2 of 2 Pages
----------------------                                    ----------------------
-------- -----------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             President and Fellows of Harvard College
--------------------------------------------------------------------------------
                                                                   (a)  [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (b)  [ ]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts

--------------------------------------------------------------------------------

                               5. SOLE VOTING POWER
                                          1,347,004 shares
          NUMBER OF
           SHARES           ----------------------------------------------------
        BENEFICIALLY
          OWNED BY             6. SHARED VOTING POWER
            EACH                          ----
          REPORTING
           PERSON           ----------------------------------------------------
            WITH
                                7. SOLE DISPOSITIVE POWER
                                          1,347,004 shares

                            ----------------------------------------------------

                                8. SHARED DISPOSITIVE POWER
                                         ----
--------------------------------------------------------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,347,004 shares

--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*

-------- -----------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      3.1%+

--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON*
                      EP
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!
+THE SOLE PURPOSE OF THIS AMENDMENT IS TO CORRECT THE NUMBER OF SHARES OWNED BY
 THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE




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                                  SCHEDULE 13G


Item 1(a)  Name of Issuer:
                       Morgan Stanley Dean Witter Asia Pacific Fund Inc.

     1(b)  Address of Issuer's Principal Executive Offices:
                       1221 Avenue of the Americas
                       New York, New York  10020

Item 2(a)  Name of Person Filing:
                       President and Fellows of Harvard College

     2(b)  Address of Principal Business Office or, if none, Residence:
                       c/o Harvard Management Company, Inc.
                       600 Atlantic Avenue
                       Boston, MA  02210

     2(c) Citizenship:
                       Massachusetts

     2(d) Title of Class of Securities:
                       Common Stock

     2(e) CUSIP Number:
                       61744U106

  Item 3 The reporting person is an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

  Item 4  Ownership:

     4(a) Amount beneficially owned:
                       1,347,004 shares

     4(b) Percent of Class:
                       3.1%

     4(c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:
                       1,347,004 shares

          (ii)  shared power to vote or to direct the vote:
                                   _________

          (iii) sole power to dispose or to direct the disposition of:
                       1,347,004 shares

                                Page 4 of 4 Pages



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          (iv)  shared power to dispose or to direct the disposition of:
                                   __________

  Item 5  Ownership of Five Percent or Less of a Class:
                   This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

  Item 6  Ownership of More than Five Percent on Behalf of Another Person:
                   Not Applicable.

  Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not Applicable.

  Item 8  Identification and Classification of Members of the Group:
                   Not Applicable.

  Item 9  Notice of Dissolution of Group:
                   Not Applicable.

  Item 10 Certification:

                   By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                 By: /s/ Michael S. Pradko
                                    -------------------------------------------
                                 Name:  Michael S. Pradko
                                 Title: Authorized Signatory

March 1, 2002

                               Page 4 of 4 Pages





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